Exhibit 99.1

AMCON Distributing Company Announces Charles J. Schmaderer Named CFO and $0.18 Quarterly Dividend

OMAHA, Neb.--(BUSINESS WIRE)--October 27, 2020--AMCON Distributing Company (“AMCON”) (NYSE American: DIT), an Omaha, Nebraska-based consumer products company is pleased to announce that Charles J. “Chuck” Schmaderer has been named as Chief Financial Officer of AMCON, in addition to the positions he presently holds as Vice President and Secretary of AMCON. Andrew C. Plummer, who has served as AMCON's Chief Financial Officer since January 2007, will continue to serve as AMCON's President and Chief Operating Officer, as well as being a member of AMCON's Board of Directors.

“Chuck has been a key member of our financial team at AMCON since 2006 and has worked closely with Andy and I over the years implementing a wide range of long term strategic initiatives,” said Christopher H. Atayan, AMCON’s Chairman and Chief Executive Officer.

“We have built a strong culture of financial stewardship at AMCON over the years, and Chuck’s hard work and dedication have been central to those efforts. As our footprint continues to grow, the systems and procedures developed by Chuck and his finance team will provide a strong foundation to build upon,” said Andrew C. Plummer, AMCON’s President and Chief Operating Officer.

“One of the key tenets of AMCON’s operating philosophy over the years has been a relentless focus on the success of our customers. I look forward to building upon the Company’s foundation of financial strength and capabilities in support of this mission in the coming years,” said Charles J. Schmaderer, AMCON’s Chief Financial Officer.

In addition, we are pleased to announce that the Board of Directors of AMCON declared a quarterly cash dividend of $0.18 per common share. This cash dividend is payable on December 1, 2020 to shareholders of record as of November 6, 2020.

At the same time, the Board of Directors replenished the number of shares authorized for repurchase under AMCON’s existing Common Stock repurchase program. The program provides for the purchase of up to 75,000 shares of AMCON’s common stock; the shares may be purchased from time to time in open market or negotiated transactions.

AMCON is a leading wholesale distributor of consumer products, including beverages, candy, tobacco, groceries, foodservice, frozen and chilled foods, and health and beauty care products with distribution facilities in Illinois, Missouri, Nebraska, North Dakota, South Dakota and Tennessee. AMCON also operates twenty-one (21) health and natural product retail stores in the Midwest and Florida. The retail stores operate under the names Akin’s Natural Foods Market www.akins.com in its Midwest market, and Chamberlin's Market & Cafe www.chamberlins.com, and Earth Origins Market www.earthoriginsmarket.com in its Florida market.

This news release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward-looking statements including, without limitation, availability of sufficient cash resources to conduct its business and meet its capital expenditures needs and the other factors described under Item 1.A. of the Company’s Annual Report on Form 10-K. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

Visit AMCON Distributing Company's web site at: www.amcon.com

Contacts

Christopher H. Atayan
AMCON Distributing Company
Ph 402-331-3727